Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

September 19, 2008	Contact: Christian E. Rothe Director, Strategic Planning and Development (217) 228-8224
GARDNER DENVER, INC. ANNOUNCES PROFIT IMPROVEMENT INITIATIVES AND
OTHER CORPORATE DEVELOPMENTS
QUINCY, IL (September 19, 2008) – Gardner Denver, Inc. (NYSE: GDI) announced several corporate developments that are expected to occur during the second half of 2008. Included in these developments are initiatives to restructure the organization to improve the Company’s overall profitability; a new credit agreement to finance the CompAir acquisition and other future growth opportunities; and the financial impact of recent unfavorable changes in foreign currency exchange rates. The Company also announced that during the third quarter it will write off costs associated with an unconsummated acquisition.
Profit Improvement Initiatives
During the third quarter, profit improvement initiatives were undertaken to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint. These activities are expected to be completed in the first quarter of 2009 and improve operating income by approximately $8 million in 2009. As a result of these initiatives, the Company will incur restructuring costs, primarily consisting of severance expense, which are expected to reduce operating income in the third and fourth quarters of 2008 by $2.7 million and $4.9 million, respectively. The reduction in diluted earnings per share (“DEPS”) as a result of these actions is expected to be $0.04 and $0.06 in the third and fourth quarters of 2008, respectively.
“At present, industrial end market segments are performing as expected, with some slowing in the U.S. and Europe. However, demand for upstream oil and gas equipment continues to improve. We have proactively undertaken these profit improvement initiatives in order to align our operating structure more closely with our goal of operating excellence. These actions are an important step toward achieving the Company’s long-term operating margin goals we have established,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “By reducing overhead spending, simplifying our business processes, and consolidating our manufacturing footprint, we expect to achieve margin expansion and reduce our investment in working capital, which complement our vision for a leaner Gardner Denver.”

CompAir Acquisition Update
The Company also announced that the acquisition of CompAir Holdings Limited remains on schedule to close in the fourth quarter of 2008. “We are looking forward to completing the CompAir acquisition and the synergistic opportunities this transaction presents. The integration planning is proceeding very well and we are prepared to begin implementing the plan immediately after closing,” said Mr. Pennypacker. “In addition, I am very pleased that rather than retire in early 2009 as previously announced, Dennis Shull, Executive Vice President and General Manager of the Gardner Denver Compressor Division, has decided to remain in his current role, which will include assisting in our lean transformation and leading the operational integration of CompAir and achieving the related synergies. His extensive experience in the compressor industry and outstanding leadership skills will greatly contribute to the achievement of our goals.”
New Credit Agreement
The Company has entered into a credit agreement to provide for new five-year senior secured loan facilities from a syndicate of 16 lenders. The credit agreement provides for a $180 million term loan, a €120 million term loan, and a $310 million revolving credit facility. Funding of the term loan facilities is subject to the completion of the CompAir acquisition. The Company can initiate funding under the revolving credit facility at any time prior to October 31, 2008 by retiring outstanding balances on its existing revolving credit and term loan facilities. The initial interest rate on the new facilities will be LIBOR plus 2.5 percentage points.
Proceeds from the new revolving credit and term loan facilities will be used to finance the pending CompAir acquisition, retire the existing revolving credit and term loan facilities, and provide funding for general corporate purposes. Outstanding cash provided by operating activities in 2008 has resulted in excess cash balances, which will be used to reduce the initial borrowings on the new facilities as well as continue the Company’s share repurchase program.
“I am very proud of Gardner Denver’s ability to secure this new credit facility under favorable terms in such a turbulent financial market. Not only does this agreement meet the Company’s current funding needs , but it also provides us with a great deal of flexibility to finance our growth initiatives in the future,” said Mr. Pennypacker.
Impacts of Unfavorable Changes in Foreign Currency Exchange Rates
In anticipation of the need to deliver British pounds sterling (“GBP”) at the closing of the CompAir acquisition, the Company has accumulated GBP through cash transactions and forward currency contracts to limit the impact of changes in the U.S. dollar (“USD”) to GBP exchange rate on the amount of USD-denominated borrowing capacity that will remain available on the new revolving credit facility following completion of the CompAir acquisition. The USD has strengthened since the Company entered into these transactions, which will result in mark-to-market adjustments that will negatively impact the Company’s third quarter DEPS. The amount of the impact will depend on the USD/GBP exchange rate. Assuming USD/GBP of $1.80, the mark-to-market adjustment will reduce DEPS by $0.10. At USD/GBP of $1.85, the mark-to-market adjustment will reduce DEPS by $0.07.
The translation impact of unfavorable changes in foreign currency exchange rates may also negatively impact the Company’s third quarter DEPS. At current exchange rates, previously issued DEPS guidance for the third quarter of 2008 would be reduced by approximately $0.02 as a result of the relative strengthening of the USD compared to the euro and GBP since the time the guidance was issued.
Non-Recurring Expenses
In the third quarter of 2008, the Company also expects to incur non-recurring expenses of approximately $3.9 million ($0.05 DEPS), primarily as a result of the write-off of expenses associated with an unconsummated acquisition. Adjustments to the Company’s effective tax rate in the third quarter of 2008 are expected to reduce DEPS by $0.03.
The Company previously provided a third quarter 2008 DEPS guidance range of $0.84 to $0.88, which did not include these restructuring expenses, non-recurring items, and unfavorable changes in foreign currency exchange rates. Accordingly, the Company has amended its third quarter guidance to $0.60 to $0.64, including these adjustments. This DEPS guidance does not take into account any potential share repurchases. The Company intends to provide an update to its full-year 2008 DEPS guidance range when it releases earnings for the third quarter of 2008 on October 22, 2008.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. The words “anticipate,” “preliminary,” “expect,” “believe,” “intent,” “plan to,” “will,” “foresee,” “project,” “forecast,” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that forward-looking statements are subject to known and unknown risks, uncertainties, and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from those matters expressed in, anticipated by or implied by such forward-looking statements.

These risks and factors include, but are not limited to: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks associated with intense competition in the Company’s market segments, particularly the pricing of the Company’s products; (3) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (4) the occurrence of any event, change or other circumstance that would result in the termination or delay of the proposed CompAir acquisition; (5) the inability to complete the proposed acquisition due to the failure of the Company or CompAir to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary regulatory approvals; (6) the risks that the CompAir acquisition disrupts the plans and operations of the Company, CompAir, or both and the potential difficulties of employee retention as a result of the acquisition; (7) the risks that the Company will not realize the expected financial and other benefits from the proposed acquisition of CompAir; (8) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquired companies to achieve desired financial benefits; (9) economic, political, and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound, and the Chinese yuan); (10) the ability to attract and retain quality executive management and other key personnel; (11) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (12) the risk of regulatory noncompliance; (13) the risks associated with environmental compliance costs and liabilities; (14) the risks associated with pending asbestos and silicosis personal injury lawsuits; (15) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired; (16) the risk that communication or information systems failure may disrupt our business and result in financial loss and liability to our customers; (17) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; and (18) the ability to avoid employee work stoppages and other labor difficulties. The foregoing factors should not be construed as exhaustive and should be read together with important information regarding risks and factors that may affect the Company’s future performance set forth in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and other public reports filed with the Securities and Exchange Commission.
These statements reflect the current views and assumptions of management with respect to future events. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future. The inclusion of any statement in this release does not constitute admission by the Company or any other person that the events or circumstances described in such statement are material.

Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).